Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan of Ariba, Inc., of our reports dated November 23, 2010, with respect to the consolidated financial statements of Ariba, Inc., and the effectiveness of internal control over financial reporting of Ariba, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 11, 2011